Exhibit 2.1

Execution Version

ASSET PURCHASE AGREEMENT

AMONG

AMERICAN SPORTS LICENSING, INC. and DICK’S SPORTING GOODS, INC.

collectively as the Buyer

AND

CALLAWAY GOLF COMPANY

as the Seller

March 30, 2012

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of March 30, 2012, by and between AMERICAN SPORTS LICENSING, INC., a Delaware corporation (“ASLI”) and DICK’S SPORTING GOODS, INC., a Delaware corporation (“Dick’s” and collectively with ASLI, the “Buyer”), and CALLAWAY GOLF COMPANY, a Delaware corporation and its subsidiaries (the “Seller”). The Buyer and the Seller are sometimes referred to collectively herein as the “Parties” and individually herein as a “Party.”

NOW, THEREFORE, in consideration of the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1. Definitions.

“2009 Inventory” has the meaning set forth in Section 10(b).

“2010/2011/2012 Inventory” has the meaning set forth in Section 10(a).

“Acquired Assets” has the meaning set forth in Section 2(a).

“Acquired Contracts” means all of the Seller’s rights, title and interest in and to, collectively, the license agreements, other instruments or other agreements listed on Schedule 1.

“Acquired Patents” has the meaning set forth on Schedule 7.

“Action” means any inquiry, claim, action, suit, arbitration, investigation, opposition, challenge, cancellation or proceeding by or before any Governmental Authority.

“Actual Knowledge” with respect to the Seller, means the facts and circumstances that are known by the corporate officers and Top-Flite Brand managers set forth on Schedule 5, after reasonable internal inquiry and investigation, to include consultation with the Seller’s legal department.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Person specified. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies and affairs of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Allocation Schedule” means the allocation schedule prepared by the Parties pursuant to which the Purchase Price shall be allocated among the Acquired Assets for all purposes (including financial accounting and tax purposes) on Schedule 2.

“Ancillary Agreements” means, collectively, the Trademark Assignments, Patent Assignments, Domain Name Assignments and the Bill of Sale.

2

“Assets” means, with respect to any Person, all right, title and interest of such Person in land, properties, buildings, improvements, fixtures, assets and rights of any kind, whether tangible or intangible, real, personal or mixed, including contracts, equipment, systems, books and records, proprietary rights, Intellectual Property, permits and licenses, rights under or pursuant to all warranties, representations and guarantees, cash, accounts receivable, deposits and prepaid expenses.

“Assumed Liabilities” means (a) only those Liabilities accruing, arising out of or relating to the ownership or use of the Acquired Assets from and after the Closing and (b) only those obligations of the Seller arising after the Closing under any agreements, contracts, licenses, and other arrangements that the Buyer expressly elects to assume.

“Basket Amount” has the meaning set forth in Section 8(e)(i)(B).

“Bill of Sale” means the Bill of Sale entered into concurrently herewith and attached as Exhibit A.

“Business” means the business conducted by the Seller in connection with the Top-Flite Brand including, but not limited to, the business of designing, manufacturing, sourcing, importing, wholesaling, retailing, licensing, marketing, promoting, managing, selling and distributing Top-Flite Brand golf balls, golf clubs, golf products, apparel, accessories and related goods and services.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which national banking institutions in New York, New York are closed as authorized or required by Law.

“Business Intellectual Property” means all of the Seller’s right, title and interest in and to (a) the Core IP, (b) the Non-Core IP, (c) the Acquired Patents and (d) the Intellectual Property, other than Patents or any rights related thereto, exclusively used by the Seller in connection with the Business, including, without limitation, all the Intellectual Property listed on Schedule 1.

“Buyer” has the meaning set forth in the preface above.

“Buyer Indemnified Parties” has the meaning set forth in Section 8(b).

“Cap Amount” has the meaning set forth in Section 8(e)(i)(A).

“Closing” has the meaning set forth in Section 7(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” has the meaning set forth in Section 3(h).

“Copyrights” means all published and unpublished works of authorship, whether copyrightable or not (including, without limitation, data bases and other compilations of information), copyrights therein and thereto, and applications, registrations, and renewals in connection therewith, including but not limited to the content of all web pages, promotional, advertising and marketing materials.

“Core IP” means the Business Intellectual Property listed on Schedule 3.

“Coexistence and Product Placement Agreements” means each of the items set forth under the heading Coexistence Agreements and items 1 through 6 set forth under the heading Miscellaneous on Section 3(h) of the Disclosure Schedule.

“Disclosure Schedule” has the meaning set forth in Section 3.

“Domain Name” means domain names, URL’s, and resource locators.

“Domain Name Assignments” means the agreement entered into concurrently herewith and attached as Exhibit B.

“Excluded Assets” means all Assets of the Seller other than the Acquired Assets, including the Top-Flite Inventory and those assets set forth on Schedule 4.

“Excluded Liabilities” has the meaning set forth in Section 2(d).

“Governmental Authority” means any United States or non-United States national, federal, state or local government, regulatory or administrative authority, agency or commission or any judicial or arbitral body.

“Indemnified Party” has the meaning set forth in Section 8(d)(i).

“Indemnifying Party” has the meaning set forth in Section 8(d)(i).

“Intellectual Property” means all intellectual property, in any jurisdiction worldwide, whether registered and unregistered, including, without limitation: (a) all Patents, (b) all Marks, (c) all Copyrights, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including, without limitation, ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, schematics, business methods, prototypes, samples, models, customer and supplier lists, pricing and cost information, historical sales information, business and marketing plans and proposals and industry information), (f) all computer and electronic data processing programs and software programs and related documentation, existing research projects, computer software presently under development, and all software concepts owned and all proprietary information, processes, formulae and algorithms, used in the ownership, marketing, development, maintenance, support and delivery of such software, subject to all applicable licenses and rights to use such software, (g) all other proprietary rights, (h) all copies and tangible embodiments thereof (in whatever form or medium), (i) all phone numbers, toll free phone numbers, Domain Names, and social media websites and identities, together with the login information and passwords (including those necessary to access any marketing, advertising or promotional material posted on Facebook, Linked In, Twitter or other third-party websites), (j) the right to sue for and recover damages, assert, settle and/or release any claims or demands and obtain all other remedies and relief at Law or equity for any past, present or future infringement or misappropriation of any of the Intellectual Property, (k) all licenses, options to license and other contractual rights to use the Intellectual Property, and (l) all UPC Codes.

“Knowledge” with respect to the Seller, means the facts and circumstances that are known by the corporate officers and Top-Flite Brand managers set forth on Schedule 5, after reasonable inquiry and investigation.

“Law” means any statute, law, ordinance, regulation, rule, code, injunction, judgment, decree or order of any Governmental Authority.

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“License Agreement” has the meaning set forth in Section 5(a).

“Losses” has the meaning set forth in Section 8(b).

“Marks” means all trademarks, service marks, trade dress, logos, slogans, trade names, designs, artwork, symbols, certification marks, collective marks, business symbols, brand names, d/b/a’s and corporate names and other indicia of origin, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill of the business associated therewith and symbolized thereby, and all applications, registrations, and renewals in connection therewith.

“Molds” has the meaning set forth in Section 2(a)(vii).

“Non-Core IP” means the Business Intellectual Property listed on Schedule 1, and identified as Non-Core IP.

“Parties” has the meaning set forth in the preface above.

“Patent Assignments” means the agreements entered into concurrently herewith and attached as Exhibit C-1 and Exhibit C-2.

“Patents” means all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and disclosures thereof, together with all provisional, utilities, reissuances, continuations, continuations-in-part, conversions, counterparts, revisions, extensions, and reexaminations thereof.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Authority (or any department, agency, or political subdivision thereof).

“Potential Contributor” has the meaning set forth in Section 8(f).

“Purchase Price” has the meaning set forth in Section 2(e).

“Range Balls” has the meaning set forth in Section 9(b).

“Retained Inventory” has the meaning set forth in Section 9(a).

“Security Interest” means any mortgage, pledge, option, preemptive right, right of first refusal or first offer, proxy, levy, voting trusts or agreements, lien, encumbrance, charge, or other security interest (including, without limitation, any encumbrances arising from any Liability for Taxes).

“Seller” has the meaning set forth in the preface above.

“Seller Indemnified Parties” has the meaning set forth in Section 8(c).

“Tax” and “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Third Party Claim” has the meaning set forth in Section 8(d)(i).

“Top-Flite Brand” means the registered and unregistered trademarks and service marks incorporating the term “Top-Flite” alone or in combination with other terms including but not limited to: Top-Flite, D2, Gamer, Freak, Dimple in Dimple, Top-Flite XL, and Top-Flite XL Aero.

“Top-Flite Documentation” has the meaning set forth in Section 2(a)(iii).

“Top-Flite Inventory” means the finished goods inventory owned by the Seller on the date of this Agreement listed on Schedule 6.

“Trademark Assignments” means the agreements entered into concurrently herewith and attached as Exhibit D-1 and Exhibit D-2.

“Transfer Taxes” has the meaning set forth in Section 2(g).

“Transition Period” has the meaning set forth in Section 9(a).

“UPC Code” means any Universal Product Code, including, without limitation, any International Article Numbers.

2. Basic Transaction.

(a) Purchase and Sale of Assets. Upon the Closing and subject to the terms and conditions of this Agreement, ASLI and Dick’s, as applicable, hereby purchase from the Seller, and the Seller hereby sells, transfers, conveys, and delivers to ASLI and Dick’s, as applicable, free and clear of any Security Interest except for the Coexistence and Product Placement Agreements, for the consideration specified below in this Section 2, (with the exception of the items listed in Section 2(a)(ix) which will be purchased at a later time by Dick’s) all of the following assets, properties and rights of the Seller that are now, or at the time of the Closing will be, used or held for use in or otherwise related to, the Business, including, without limitation, all of the Seller’s right, title and interest in and to the Assets set forth on Schedule 1, excluding the Excluded Assets set forth on Schedule 4 (collectively, the “Acquired Assets”). The Acquired Assets shall include:

(i) all Business Intellectual Property;

(ii) the Acquired Contracts;

(iii) all files, documents, instruments, papers, books and records (whether in paper, digital or other tangible or intangible form) that are as of the date of this Agreement exclusively used in the Business, including, without limitation, copies of financial records, copies of Tax records (other than income Tax records), technical information, operating and production records, quality control records, blueprints, research and development notebooks and files, customer credit data, manuals, engineering and scientific data, sales and promotional literature, drawings, technical plans, business plans, budgets, price lists, lists of customers and suppliers and human resources data (the “Top-Flite Documentation”);

(iv) all rights, claims and causes of action that are as of the date of this Agreement exclusively related to the Acquired Assets;

(v) all the right, title, benefit and interest of the Seller in respect to prepaid insurance, prepaid royalties and advertising/marketing fees and other prepaid expenses, deposits and all advances to suppliers and other deposits of cash and cash equivalents made by the Seller with respect to the Acquired Assets;

(vi) all current and past patterns, samples, prototypes, archived files, artwork, development and design work, graphics and designs for packaging and products to the extent the same are exclusively used in the operation of the Business;

(vii) all mold bases and cavities relating to all of Top-Flite, D2, Gamer, Freak, Dimple in Dimple and Top-Flite XL golf balls identified on Schedule 1 (the “Molds”), which shall be purchased by Dick’s;

(viii) all website content and software exclusively used in the Business (such as that appearing in connection with www.topflite.com) and collateral and marketing and promotional materials, including point-of-sale materials and displays relating to the Top-Flite Brand;

(ix) the right to purchase certain Top-Flite Inventory relating to the Top-Flite Brand after the Transition Period as described in Section 10;

(x) all goodwill associated with the Acquired Assets; and

(xi) all other material tangible and intangible assets of any kind and description, wherever located, that are owned and exclusively used by the Seller in connection with the operation of the Business, other than the Excluded Assets and to the extent the same are transferable.

(b) Excluded Assets. Notwithstanding anything contained in Section 2(a) to the contrary, the Seller is not selling, and the Buyer is not purchasing, any of the Excluded Assets, all of which shall be retained by the Seller.

(c) Assumption of Liabilities. Upon the Closing and subject to the terms and conditions of this Agreement, the Buyer hereby assumes and becomes responsible for all of the Assumed Liabilities. The Seller acknowledges that the Buyer has not assumed or has any responsibility for any other obligation or Liability of the Seller.

(d) Excluded Liabilities. Notwithstanding anything else contained herein to the contrary, the Buyer shall not assume and shall have no obligation to pay, satisfy, perform, discharge or fulfill any liabilities or obligations of the Seller (whether known or unknown, liquidated or unliquidated, contingent or fixed) other than the Assumed Liabilities (collectively, the “Excluded Liabilities”). The Excluded Liabilities shall remain the liabilities and obligations of the Seller and shall not be assumed by the Buyer pursuant hereto (regardless of whether any such liabilities or obligations are disclosed in this Agreement). Without limiting the generality of the foregoing, the Excluded Liabilities shall include the following:

(i) all Liabilities related to the Excluded Assets;

(ii) all Liabilities for any of the Seller’s income or capital taxes owed by the Seller, and any liability or obligation for any sales, use, excise, or other taxes (including, without limitation, income Taxes, withholding Taxes and employment and payroll taxes, but excluding Transfer Taxes) arising prior to or in connection with the consummation of the transactions contemplated by this Agreement;

(iii) except as otherwise expressly provided for herein, all Liabilities of the Seller for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby;

(iv) all Liabilities in respect of any and all litigations, Actions, suits, mediations, arbitrations, disputes, oppositions or other proceedings or governmental investigations with respect to or involving the Acquired Assets on or before the Closing;

(v) all Liabilities related to the Acquired Assets occurring prior to the Closing;

(vi) all Liabilities for all contracts, distribution agreements and licenses relating to the Top-Flite Brand to which the Seller is a party other than the Acquired Contracts;

(vii) all Liabilities of the Seller to any of the Seller’s distributors, licensees or customers other than the Assumed Liabilities;

(viii) all Liabilities related to the transition, termination or amendment of any distributor agreements as provided for herein;

(ix) all Liabilities for any and all sales of Top-Flite Inventory by the Seller, its distributors or licensees;

(x) all Liabilities for any and all sales of Retained Inventory by the Seller, its distributors or licensees;

(xi) all Liabilities related to the Seller’s use or alleged use, prior to the date of this Agreement, of the U.S. Copyright for FOREVER ALONE, Registration Number VA 1-793-544;

(xii) all Liabilities related to the license to the Seller as described in Section 5(a) hereto; and

(xiii) all Liabilities relating to any other agreement, contract, plan, undertaking, franchise concession, license, purchase order, sales order or other similar commitment, obligation, arrangement or understanding, whether written or oral that is not (A) an Acquired Assets, or (B) an Assumed Liability.

(e) Purchase Price. The Buyer hereby delivers the aggregate purchase price for the Acquired Assets of Twenty Million Dollars ($20,000,000.00) (the “Purchase Price”) in cash by wire transfer of immediately available funds to the account designated in writing by the Seller.

(f) Allocation. The Purchase Price shall be allocated among the Acquired Assets for all purposes (including financial accounting and tax purposes) pursuant to the allocation schedule set forth as Schedule 2.

(g) Transfer Taxes. The Buyer shall bear and be responsible for one hundred percent (100%) of the amount of any sales, use, transfer, documentary, recording and similar taxes and fees, and any deficiency, interest or penalty asserted with respect thereto (the “Transfer Taxes”) arising out of the sale or transfer of the Acquired Assets pursuant to this Agreement, and the Parties shall cooperate as to the filing of all necessary documentation with respect to such Transfer Taxes. In no case shall the Buyer be responsible for any income or capital gains Tax arising out of the sale or transfer of the Acquired Assets or any Tax due or otherwise payable in connection with the Acquired Assets prior to the Closing.

3. Representations and Warranties of the Seller. The Seller represents and warrants to the Buyer that the statements contained in this Section 3 are correct and complete as of the Closing, except as set forth in the disclosure schedule accompanying this Agreement (the ”Disclosure Schedule”). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.

(a) Organization of the Seller. The Seller is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

(b) Authorization of Transaction. The Seller has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and each Ancillary Agreement and to perform its obligations hereunder and thereunder. Without limiting the generality of the foregoing, the board of directors of the Seller has duly authorized the execution, delivery, and performance of this Agreement and the Ancillary Agreements by the Seller. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will (i) violate the certificate of incorporation or bylaws (or equivalent organizational documents) of the Seller; (ii) violate any Law applicable to the Seller or any of the Acquired Assets, or by which the Seller or any of the Acquired Assets may be bound or affected; or (iii) result in any material breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, acceleration or cancellation of, any Acquired Contracts.

(d) Consents. The Seller is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Seller of this Agreement and each of the Ancillary Agreements to which the Seller is a party or the consummation of the transactions contemplated hereby or thereby or in order to prevent the termination of any right, privilege, license or qualification relating to the Acquired Assets, except for the consents listed on Section 3(d) of the Disclosure Schedule.

(e) Brokers’ Fees. The Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

(f) Title to Assets. Subject to Section 3(g)(xiii), the Seller has good and marketable title to the Acquired Assets, free and clear of all Security Interests and, at the Closing, will convey to the Buyer good, valid and marketable title in or to all of the Acquired Assets, free and clear of all Security Interests.

(g) Intellectual Property.

(i) Section 3(g)(i) of the Disclosure Schedule sets forth a true, complete and accurate list of all registered Marks, material unregistered Marks, Acquired Patents, registered Copyrights and registered Domain Names and pending applications for any of the foregoing, owned by the Seller or licensed by the Seller that have been exclusively used by the Seller in connection with the Business in the past three (3) years.

(ii) The Seller is the sole and exclusive owner of all right, title and interest in and to the Core IP and Acquired Patents, and to the Actual Knowledge of the Seller, the other Business Intellectual Property, free and clear of all Security Interests or other adverse claims or restrictions on, or imperfections of, title or transfer of any nature whatsoever except for the Coexistence and Product Placement Agreements. Upon the Closing, the Buyer shall receive all of the Seller’s rights, title and interests in and to the Core IP and Acquired Patents, and to the Actual Knowledge of the Seller, the other Business Intellectual Property, free and clear of all Security Interests or adverse claims or restrictions on, or imperfections of, title or transfer of any nature whatsoever except for the Coexistence and Product Placement Agreements.

(iii) Section 3(g)(iii) of the Disclosure Schedule sets forth a list of all licenses, sublicenses and other agreements to which the Seller is a party, pursuant to which the Seller authorized any third party (other than the Buyer) to use the Business Intellectual Property.

(iv) No registered Mark, or application thereto, that is included in the Core IP, or to the Actual Knowledge of the Seller, the other Business Intellectual Property, has been, in the past three (3) years, or is now involved in any opposition or cancellation proceeding and, to the Actual Knowledge of the Seller, no such proceeding is or has been threatened with respect to any such Mark.

(v) The Core IP, and to the Actual Knowledge of the Seller, the other Business Intellectual Property, is valid and enforceable, and the Seller has not received written notice or claim in the past three (3) years challenging the validity or enforceability of any Core IP and Acquired Patents, or to the Actual Knowledge of the Seller, the other Business Intellectual Property.

(vi) There are no royalty, commission or other executory payment agreements, relating to any other Business Intellectual Property.

(vii) None of the Seller’s current or former officers, employees or consultants currently claim or have claimed any ownership interest in any Core IP or Acquired Patents, or to the Actual Knowledge of the Seller, the other Business Intellectual Property.

(viii) (A) none of the Core IP or Acquired Patents, and to the Actual Knowledge of the Seller the other Business Intellectual Property, infringes upon or misappropriates the rights of any other Person nor, to the Actual Knowledge of the Seller, has been infringed upon or misappropriated by any other Person or its property; (B) in the past three (3) years, the Seller has not received any claim, offer of license, cease and desist or equivalent letter or other written notice of any allegation that any of the Core IP or Acquired Patents, or to the Actual Knowledge of the Seller, the other Business Intellectual Property infringes upon, misappropriates or otherwise violates the Intellectual

Property of any third parties and, to Actual Knowledge of the Seller, none is threatened; (C) to the Actual Knowledge of the Seller, there has been no unauthorized use by, disclosure to or by or infringement, misappropriation or other violation of any of the Business Intellectual Property by any third party and/or any current or former licensee, distributor, independent contractor, consultant or any other agent of the Seller; (D) none of the Core IP or Acquired Patents, or to the Actual Knowledge of the Seller, the other Business Intellectual Property, is subject to any suits, actions, asserted claims or demands of any third party and, to the Seller’s Actual Knowledge, no action or proceeding, whether judicial, administrative or otherwise, has been instituted, is pending, or is threatened that challenges or affects the rights of the Seller in and to the Business Intellectual Property; and (E) in the past three (3) years, the Seller has not received any written opinions of counsel (outside or inside) relating to infringement, invalidity or unenforceability of any of the Core IP or Acquired Patents, or to the Actual Knowledge of the Seller, the other Business Intellectual Property.

(ix) All registrations with and applications to Governmental Authorities in respect of the Core IP, Acquired Patents and to the Actual Knowledge of the Seller, the other Business Intellectual Property, were properly filed, applied for, valid, registered and/or maintained in good standing and enforceable and in full force and effect in all material respects. To the Actual Knowledge of the Seller, the Seller is in material compliance with all applicable Laws regarding the manufacture, advertising, sale, import, and export of the Business Intellectual Property, and to the Knowledge of the Seller, the Seller is not in default (or with the giving of notice or lapse of time or both, would be in default) in any material respect under any of the Core IP, Acquired Patents or, to the Actual Knowledge of the Seller, the other Business Intellectual Property.

(x) Upon the Closing, the Buyer shall have acquired all of the Seller’s rights with respect to all of the Core IP and Acquired Patents, and to the Actual Knowledge of the Seller, the other Business Intellectual Property to: (A) sue for (and otherwise assert claims for) and recover damages and obtain any and all other remedies available at Law or in equity for any past, present or future infringement, misappropriation or other violation of any of such Intellectual Property (and to settle all such suits, actions and proceedings); (B) seek protection therefor (including, without limitation, the right to seek and obtain copyright, trademark and service mark registrations and letters patent in the United States and all other countries and governmental divisions); and (C) claim all rights and priority thereunder.

(xi) No renewal, fee payment, filing of an affidavit of continuing use, or any other action is or will be required to be taken with respect to any issued registration, application for registration included in the Core IP or Acquired Patents, and to the Actual Knowledge of the Seller, the other Business Intellectual Property, within ninety (90) days of the Closing in order to maintain, renew and not abandon or impair its validity and enforceability.

(xii) The execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement and the compliance by the Seller with the provisions of this Agreement do not and will not materially conflict with, or result in any material loss or encumbrance of any Core IP or Acquired Patents, and to the Actual Knowledge of the Seller, the other Business Intellectual Property, or benefit related thereto, or result in the creation of any lien in or upon any Core IP or Acquired Patents, and to the Actual Knowledge of the Seller, the other Business Intellectual Property.

(xiii) The representations set forth in this Section 3(g) are the only representations by the Seller relating to Intellectual Property.

(h) Contracts. Section 3(h) of the Disclosure Schedule lists all contracts and other agreements to which the Seller is a party and which are related to the Acquired Assets (such contracts and other agreements described in this Section 3(h) being the “Contracts”).

(i) Litigation. There is no Action by or against the Seller with respect to any of the Acquired Assets pending, or to the Actual Knowledge of the Seller, threatened against or affecting any of the Acquired Assets. To the Actual Knowledge of the Seller, there are no outstanding orders, writs, judgments, decrees, injunctions or settlements rendered against the Business or the Seller that could affect the Buyer’s use and enjoyment of the Acquired Assets, except for the Coexistence and Product Placement Agreements listed in Section 3(h) of the Disclosure Schedule.

(j) Current Product. The products listed on Schedule 8 comprise a complete and accurate list of all golf ball and golf club products using Core IP and Non-Core IP that the Seller, as of the Closing, manufactures, has manufactured by third parties, imports, distributes, markets, promotes, offers to sell and sells.

(k) Absence of Certain Business Practices. The Seller has not given or agreed to give any gift or similar benefit to any customer, supplier, employee of any Governmental Authority or any other Person that could reasonably be expected to subject the Acquired Assets to any material penalty in any civil, criminal or governmental litigation or proceeding including the Foreign Corrupt Practices Act of 1977, as amended.

(l) Exclusivity of Representations and Warranties. The Seller is not making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, including any maintenance, repair, condition, design, performance, value, merchantability or fitness for any particular purpose of the Acquired Assets, except as expressly set forth in this Section 3 and the Disclosure Schedule, and the Seller hereby disclaims any such other representations and warranties.

4. Representations and Warranties of the Buyer. ALSI and Dick’s represent and warrant to the Seller that the statements contained in this Section 4 are correct and complete as of the date of this Agreement.

(a) Organization of the Buyer. ASLI and Dick’s are each a company duly organized, validly existing, and in good standing under the Laws of the jurisdiction of their incorporation.

(b) Authorization of Transaction. ASLI and Dick’s have full power and authority (including full corporate power and authority) to execute and deliver this Agreement and each Ancillary Agreement and to perform their obligations hereunder and thereunder. This Agreement constitutes the valid and legally binding obligation of ASLI and Dick’s, enforceable in accordance with its terms and conditions, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will (i) violate the certificate of incorporation or bylaws (or equivalent organizational documents) of either ASLI or Dick’s; (ii) violate any Law applicable to either ASLI or Dick’s or by which any Asset of ASLI or Dick’s is bound or affected; or (iii) result in any material breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of any Person pursuant to, or give to others any rights of termination, acceleration or cancellation of, any material contract or agreement to which either ASLI or Dick’s is a party.

(d) Consents. Neither ASLI nor Dick’s is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by ASLI or Dick’s of this Agreement and each of the Ancillary Agreements to which ASLI or Dick’s is a party or the consummation of the transactions contemplated hereby or thereby or in order to prevent the termination of any right, privilege, license or qualification of ASLI or Dick’s.

(e) Brokers’ Fees. Neither ASLI nor Dick’s has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

5. Licenses and Covenant Not to Sue.

(a) Licenses Retained by the Seller. The Seller will retain all license agreements in which the Seller is the licensor relating to the Top-Flite Brand and upon the Closing the Buyer shall execute a license agreement (the “License Agreement”) in the form attached hereto as Exhibit E granting the Seller a sufficient non-exclusive, non-transferable, royalty-free license to permit the Seller (i) to use the Top-Flite Brand solely to permit the Seller to continue said license agreements through December 31, 2012 and any applicable sell-off periods, (ii) to use the Top-Flite Brand solely to service the Seller’s existing customers as provided in Section 9 below, (iii) to use the Business Intellectual Property solely in connection with distributing, promoting, importing, offering for sale, selling, using, and otherwise transferring any Top-Flite Inventory not acquired by the Buyer for a period not to exceed twenty-four (24) months post-Closing, and (iv) to display the Top-Flite Brand on packaging and shipping material, stationary, warranty cards, or other printed material that the Seller possesses at Closing, provided that such packaging and shipping material, stationary, warranty cards or other printed material includes the Top-Flite Brand together with other Marks owned by the Seller for a period not to exceed twenty-four (24) months post-Closing. In furtherance of the license described in the foregoing sentence, the Buyer agrees, upon reasonable request by the Seller, to provide the Seller with consent to import Top-Flite Inventory if requested by the customs authorities in the country in question as permitted by the License Agreement.

(b) License to the Buyer. The Seller hereby grants to ASLI and its affiliated entities a non-exclusive, perpetual, sublicenseable, worldwide, transferable, royalty free, paid up license to any and all Intellectual Property, other than Marks and trade secrets, owned or controlled by the Seller as of the Closing or acquired thereafter that relate to the operation of the Business solely to permit the Buyer to continue to manufacture, have manufactured, import, distribute, market, promote, offer to sell and sell, solely under Core IP and Non-Core IP branding, the products listed on Schedule 8.

(c) Covenant Not to Sue. Each Party acknowledges that the other Party utilizes or will utilize trademarks containing the word “aero.” The Seller does not desire to prohibit the Buyer (or its sublicensees) from utilizing Marks containing the word “aero” that are used in relation to the current Business and the Seller therefore covenants that it will not bring or allege a claim or challenge of such use. The Buyer does not desire to use Marks included in the Business Intellectual Property to challenge the Seller’s use of Marks containing the word “aero” that are not used in connection with the Top-Flight Brand, and the Buyer therefore covenants that it will not bring or allege a claim or challenge of such use, as to the Seller’s current use of “aero.”

6. Additional Covenants. The Parties agree:

(a) For a period of five (5) years commencing on the Closing, provided the Seller has not divested itself of the “Callaway” brand, the Parties will cooperate on marketing efforts to market the “Callaway” brand on The Golf Channel and/or on other television or online sports programming as agreed by the Parties, and the Buyer commits to spend at least One Million Dollars ($1,000,000) per year on such marketing for such five (5) year period.

(b) The Seller shall terminate or amend all distribution, sales, marketing or similar agreements related to the sale of Top-Flite Brand products or services so that the parties thereto cannot continue to sell Top-Flite Products, within one hundred twenty (120) days following the Closing and, upon written request by the Buyer, provide the Buyer with evidence thereof.

(c) The Seller covenants and agrees that it will not contest the Buyer’s full and complete ownership of the Business Intellectual Property, including the rights to use, license the use of and/or transfer the Marks included in the Business Intellectual Property.

(d) Subject to Section 5(c), the Seller covenants to the Buyer and agrees that it will not use or seek to register the Marks included in the Core IP or Non-Core IP, or any mark confusingly similar thereto for any traditional sporting goods product(s) anywhere in the world.

(e) Right of First Refusal and License Payment. Should the Buyer choose to sell all of its rights, title and interests in the Top-Flite Brand within five (5) years of the Closing, the Seller will have a right of first refusal to purchase such Top-Flite Brand for a price and on terms and conditions commensurate with any bona fide third-party offer received by the Buyer to purchase such Top-Flite Brand. Should the Buyer choose to license the Top-Flite Brand to one or more third parties (not including Affiliates of the Buyer) within five (5) years of the Closing, the Buyer will pay to the Seller a percentage of the aggregate revenue less associated expenses generated pursuant to any such license agreements, as follows: (i) with respect to the first year following the Closing, twenty-five percent (25%); (ii) with respect to the second year following the Closing, twenty percent (20%); (iii) with respect to the third year following the Closing, fifteen percent (15%); (iv) with respect to the fourth year following the Closing, ten percent (10%); and (v) with respect to the fifth year following the Closing, five percent (5%).

(f) The Seller covenants that it shall (i) execute and deliver any additional documents and instruments and (ii) perform any additional acts that may be necessary or appropriate to effectuate and transfer title and ownership to Core IP and Non-Core IP to the Buyer.

7. The Closing.

(a) Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) is hereby deemed to be effective as of the date hereof at 12:01 a.m. Pacific Time.

(b) Closing Deliveries.

(i) Deliveries to the Buyer. The Seller hereby delivers (or shall have delivered) to the Buyer the following documents:

(A) a counterpart signature page to each Ancillary Agreement, duly executed by the Seller;

(B) copies of each of the consents set forth in Section 3(d) of the Disclosure Schedule, duly executed and in a form reasonably acceptable to the Buyer; and

(C) the License Agreement.

(ii) Deliveries to the Seller. The Buyer hereby delivers (or shall have delivered) to the Seller the following:

(A) the Purchase Price, as provided in Section 2(e);

(B) a counterpart signature page to each Ancillary Agreement, duly executed by the Buyer; and

(C) the License Agreement.

8. Indemnification; Survival.

(a) Survival of Representations and Warranties, Licenses and Covenants. All of the representations and warranties of the Seller and the Buyer contained in Section 3 and Section 4, will survive the Closing hereunder and continue in full force and effect for a period of twenty-four (24) months thereafter, except that the representations and warranties contained in Section 3(a) (“Organization of the Seller”), Section 3(b) (“Authorization of the Transaction”), Section 3(f) (“Title to Assets”), Section 4(a) (“Organization of the Buyer”), and Section 4(b) (“Authorization of the Transaction”) shall not expire (subject to any applicable statute of limitations). If a Loss relates to a breach by a party of a representation or warranty, the Loss notice with respect thereto must be given to the Indemnifying Party within twenty-four (24)

months of the date that such representation or warranty ceases to survive, in which case such representation or warranty shall survive as to such claim until such claim has been finally resolved. All other covenants, licenses and agreements of the Seller and the Buyer contained in this Agreement and the Ancillary Agreements shall survive in accordance with their respective terms. The representations and warranties of the Seller shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Buyer or by reason of the fact that the Buyer or any of its representatives knew or should have known that any such representation or warranty is or might be inaccurate or incorrect in any respect. For all purposes of (i) determining whether there has been any misrepresentation of or inaccuracy in the representations and warranties contained in this Agreement and (ii) calculating Losses hereunder, any “material,” “materiality,” “material adverse effect” or similar qualification in such representations and warranties shall be disregarded.

(b) Indemnification Provisions for Benefit of the Buyer. The Seller shall save, defend, indemnify and hold harmless the Buyer and its members, managers, officers, directors, employees, agents, accountants, counsel or other Affiliates or representatives (the “Buyer Indemnified Parties”) from and against any and all losses, damages, liabilities, deficiencies, claims, interest, awards, judgments, penalties, costs and expenses (including reasonable attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (collectively, “Losses”) to the extent arising out of or resulting from:

(i) any inaccuracy in or any breach of, any representation or warranty made by the Seller contained in this Agreement, in any of the Ancillary Agreements, or any certificate delivered pursuant hereto;

(ii) any breach of any covenant or agreement by the Seller contained in this Agreement; and

(iii) any Excluded Liability.

(c) Indemnification Provisions for Benefit of the Seller. The Buyer shall save, defend, indemnify and hold harmless the Seller and its shareholders, managers, officers, directors, employees, agents, accountants, counsel or other Affiliates or representatives (the “Seller Indemnified Parties”) from and against any and all Losses to the extent arising out of or resulting from:

(i) any inaccuracy in or any breach of any representation or warranty made by the Buyer contained in this Agreement, in any Ancillary Agreements, or any certificate delivered pursuant hereto;

(ii) any breach of any covenant or agreement by the Buyer contained in this Agreement; and

(iii) any Assumed Liability.

(d) Matters Involving Third Parties.

(i) If any third party shall notify any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Section 8, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

(ii) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within thirty (30) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against any Losses to the extent arising out of or resulting from the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence acceptable to the Indemnified Party (including the provision of a performance bond) that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) the settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 8(d)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

(iv) In the event any of the conditions in Section 8(d)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses), and (C) the Indemnifying Parties will remain responsible to indemnify the Indemnified Party for any Losses to the extent arising out of or resulting from the Third Party Claim to the fullest extent provided in this Section 8.

(e) Limits on Indemnification.

(i) Notwithstanding anything to the contrary contained in this Agreement:

(A) the maximum aggregate amount of indemnifiable Losses that may be recovered from the Seller by the Buyer Indemnified Parties pursuant to Section 8(b) shall be Twenty Million Dollars ($20,000,000) (the “Cap Amount”);

(A)	the Buyer agrees that in no event will the aggregate amount payable by the Seller for a breach of Section 3(g) hereof exceed:

i)	Twenty Million Dollars ($20,000,000) in the aggregate related to the Buyer’s or its Affiliates use of the Core IP and Acquired Patents; and

ii)	One Million Dollars ($1,000,000) in the aggregate related to the Buyer’s or its Affiliates use of the Non-Core IP and all other Business Intellectual Property, other than Core IP and Acquired Patents.

(B) the Seller shall not be liable to any Buyer Indemnified Party for any claim for indemnification unless and until the aggregate amount of indemnifiable Losses that may be recovered from the Seller equals or exceeds Two Hundred Thousand Dollars ($200,000) (the “Basket Amount”), in which case the Seller shall be liable only for the Losses in excess of the Basket Amount. Notwithstanding anything in this Agreement to the contrary, neither the Basket Amount nor the Cap Amount nor any limitation as to the timing of presentment shall apply to indemnification claims with respect to any Excluded Liabilities, breaches of the representations and warranties set forth in Section 3(b) (“Authorization of the Transaction”), Section 3(f) (“Title to Assets”), claims arising from fraud or intentional misrepresentation by the Seller, or each Party’s covenants.

(C) no Party shall have any liability under this Section 8 to the other Party or its Affiliates for any punitive, incidental, consequential, special or indirect damages (including business interruption, diminution of value, loss of future revenue, profits or income, or loss of business reputation or opportunity);

(D) in the event the Buyer executes this Agreement notwithstanding actual knowledge by the Buyer or any Affiliate of the Buyer of any breach by the Seller of any representation, warranty or covenant in this Agreement, no Buyer Indemnified Party shall have any claim or recourse against the Seller or any of its Affiliates or representatives with respect to such breach, under this Section 8 or otherwise; and

(E) subject to the Seller’s compliance with its obligations under Section 11(c), the Seller shall not be liable to any Buyer Indemnified Party for any claim for indemnification pursuant to Section 8(b) of this Agreement arising out of or resulting from the Seller’s inadvertent failure to deliver to the Buyer any Acquired Asset in the possession of the Seller at the time of the Closing.

(ii) The amount of any and all Losses under this Section 8 shall be determined net of (A) any Tax benefit available to the applicable Indemnified Party or its Affiliates arising in connection with the accrual, incurrence or payment of any such Losses (including, without limitation, any Tax benefit arising in subsequent taxable years) and (B) any insurance or other recoveries payable to the Indemnified Party or its Affiliates in connection with the facts giving rise to the right of indemnification. Each Party hereby waives, to the extent permitted under its applicable insurance policies, any subrogation rights that its insurer may have with respect to any indemnifiable Losses.

(iii) The Buyer and the Seller shall cooperate with each other with respect to resolving any claim, liability or Loss for which indemnification may be required hereunder, including by making, or causing the applicable Indemnified Party to make, all reasonable efforts to mitigate any such claim, liability or Loss. In the event that the Buyer or the Seller shall fail to make such reasonable efforts, then notwithstanding anything else to the contrary contained herein, the other Party shall not be required to indemnify any Person for any claim, liability or Loss that could reasonably be expected to have been avoided if such efforts had been made. Without limiting the generality of the foregoing, the Buyer and the Seller shall, or shall cause the applicable Indemnified Party to, use reasonable efforts to seek full recovery under all insurance policies covering any Loss to the same extent as they would if such Loss were not subject to indemnification hereunder.

(f) Assignment of Claims. If any Buyer Indemnified Party receives any payment from the Seller in respect of any Losses pursuant to Section 8(b) and the Buyer Indemnified Party could have recovered all or a part of such Losses from a third party (a “Potential Contributor”) based on the underlying claim asserted against the Seller, the Buyer Indemnified Party shall assign, on a non-recourse basis and without any representation or warranty, such of its rights to proceed against the Potential Contributor as are necessary to permit the Seller to recover from the Potential Contributor the amount of such payment. If any such assignment would afford the Potential Contributor any defense to the payment of the same, such assignment shall not take place and the Buyer Indemnified Party will, at the Seller’s direction and expense, take all reasonable actions to seek to recover such claim from such Potential Contributor. Any payment received in respect of such claim against the Potential Contributor (whether by the Seller or the relevant Buyer Indemnified Party as provided in the immediately preceding sentence) shall be distributed, (i) first, to the Buyer Indemnified Party in the amount of any deductible or similar amount required to be paid by the Buyer Indemnified Party prior to the Seller being required to make any payment to the Buyer Indemnified Party plus, in the case of any claim by a Buyer Indemnified Party as provided in the immediately preceding sentence, the costs and expenses incurred in investigating, prosecuting, defending or otherwise addressing such claim, (ii) second, to the Seller in an amount equal to the aggregate payments made by the Seller to the Buyer Indemnified Party in respect of such claim, plus the costs and expenses incurred in investigating, prosecuting, defending or otherwise addressing such claim and (iii) third, the balance, if any, to the Buyer Indemnified Party.

(g) Exclusivity. After the Closing, except (i) as expressly set forth herein, (ii) for remedies that cannot be waived as a matter of law, and (iii) for claims arising from fraud or intentional misrepresentation by the Seller, this Section 8 will provide the exclusive remedy against the Seller for any breach of any representation, warranty, or other claim arising out of or relating to this Agreement or any Ancillary Agreement and/or the transactions contemplated hereby or thereby.

9. Transition.

(a) Transition Period. The Seller, pursuant to the license granted in the License Agreement, will have ninety (90) days from the date of the Closing (the “Transition Period”) to service its then existing customers with Top-Flite Brand product that is in inventory and “wind down” that business in a responsible manner that gives the Seller’s customers a reasonable opportunity to prepare for the cut off in supply of Top-Flite Brand product from the Seller. For the avoidance of doubt, the Seller shall be permitted to manufacture limited quantities of Top Flight Brand product to service its then existing customers as described in the foregoing sentence. During the Transition Period, the Seller shall be permitted to fill existing open orders and ship replenishment orders to its existing customers in volumes that are commensurate with the same ninety (90) day period in the past year. During the Transition Period, the Seller will provide to the Buyer weekly updates on shipments, open orders and replenishment orders. Within thirty (30) days after the Transition Period and after the Buyer’s receipt of documentation as to the cost, amount and quantity of the inventory the Buyer shall buy the Seller’s Top-Flite Brand inventory consistent with the terms herein. Except for Range Balls (as defined below), the Seller will have twenty-four (24) months to sell through any Top-Flite Brand inventory that the Buyer does not purchase. Except for Range Balls, the Top-Flite Brand inventory retained by the Seller (the “Retained Inventory”) may only be sold outside of the United States in a manner reasonably believed by the Seller to result in such Retained Inventory remaining outside of the United States (recognizing that the Seller can only control who it sells to and not what a customer does with the product after it is sold, but shall not sell to any entity that it knows or has reason to know intend to import said inventory into the United States). The Seller will provide the Buyer with such information reasonably requested by the Buyer to enable it to monitor the Seller’s compliance with this covenant.

(b) Range Balls. Until December 31, 2012, the Seller shall be permitted to sell Top-Flite Brand range balls (“Range Balls”) anywhere in the world. Between December 31, 2012, and the date twenty-four (24) months from the date of the Closing, Range Balls may only be sold outside of the United States in a manner reasonably believed by the Seller to result in Range Balls remaining outside of the United States (recognizing that the Seller can only control who it sells to and not what a customer does with the product after it is sold, but shall not sell to any entity that it knows or has reason to know intend to import said inventory into the United States).

10. Top-Flite Inventory.

(a) U.S. 2010 and 2011 and 2012 Golf Ball/Boxed Club Sets Inventory. Following the Transition Period, Dick’s will acquire from the Seller all of the Seller’s (i) Top-Flite Brand golf ball inventory consisting of golf balls that are saleable through United States retail locations and designated and marketed by the Seller as 2010 golf balls or 2011 golf balls or 2012 golf balls and (ii) Top-Flite Brand boxed set club inventory designated and marketed by the Seller as 2010 or 2011 or 2012 products (collectively, the “2010/2011/2012 Inventory”) for an amount in cash equal to the Seller’s standard cost of goods for such inventory as determined in accordance with calculation found on Schedule 9, plus any applicable Transfer Taxes. The 2010/2011/2012 Inventory shall exclude any Range Balls.

(b) U.S. 2009 Golf Ball/Boxed Club Sets Inventory. Following the Transition Period, Dick’s will acquire from the Seller all of the Seller’s (i) Top-Flite Brand golf ball inventory consisting of golf balls that are saleable through United States retail locations and designated and marketed by the Seller as 2009 golf balls and (ii) Top-Flite Brand boxed set club inventory designated and marketed by the Seller as 2009 product (collectively, the “2009 Inventory”) for an amount in cash equal to seventy-five percent (75%) of the Seller’s standard cost of goods for such inventory, as determined in accordance with calculation found on Schedule 9. The 2009 Inventory shall exclude any Range Balls.

(c) Other Finished Goods Inventory. Following the Transition Period, Dick’s may acquire from the Seller other Top-Flite Brand finished goods inventory (e.g., pre-2009 golf balls and boxed club sets inventory, hats, gloves, footwear and other golf related accessories) of such types, in such amounts and at such prices as mutually agreed upon by the Parties based on factors including size, quantity and quality.

(d) Non-Finished Goods Inventory. Following the Transition Period, Dick’s will acquire from the Seller other specified non-finished goods inventory (e.g., raw materials and works-in-process, including packaging) exclusively related to Top-Flite Brand products, consisting of items such as packaging (provided it can be used and is saleable through United States retail locations) and other similar miscellaneous inventory, for an amount in cash equal to the Seller’s cost, but in any event not to exceed an aggregate price of Three Hundred Fifty Thousand Dollars ($350,000) plus any applicable Transfer Taxes. Primed or stamped range golf balls, and any packaging related thereto, and any non-finished goods inventory specified by the Buyer will be excluded from the inventory that is acquired by the Buyer.

(e) Transition Documentation. The Seller will keep complete, true and accurate books of accounts and records to document all payments payable to the Seller under this Section 10. Such books and records will be kept at the Seller’s principal place of business or at a designated records repository for eighteen (18) months after the end of the Transition Period, and will be open at all reasonable times for inspection by a representative of the Buyer for verification. In the event such audit reveals that the Seller has overcharged Dick’s, the Seller will within five (5) business days refund the overcharge amount to Dick’s. In the event that the audit reveals an overcharge greater than five percent (5%), the Seller will pay all of Dick’s reasonable and actually incurred costs in conducting the audit.

11. Miscellaneous.

(a) Press Releases and Announcements. No Party shall issue any press release or public disclosure relating to the subject matter of this Agreement without the prior written approval of the other Party or Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by law, regulation or stock exchange rule (in which case the disclosing Party shall advise the other Party or Parties and the other Party or Parties shall, if practicable, have the right to review such press release or announcement prior to its publication).

(b) Retention of Books and Records. In order to facilitate the resolution of any claims made against or incurred by the Seller, the Seller may retain a copy of the Top-Flite Documentation and any other books and records relating to the Business relating to the periods prior to the Closing. Such Top-Flite Documentation shall be deemed the confidential information of the Buyer and shall not be shared or disclosed to a third party without the Buyer’s prior written consent.

(c) Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Party shall use commercially reasonable efforts to (i) execute and deliver any additional documents and instruments and (ii) perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and the transactions contemplated hereby. In the event that the Seller becomes aware of any Acquired Asset that was not transferred to the Buyer, the Seller shall use commercially reasonable efforts to (i) execute and deliver any additional documents and instruments and (ii) perform any additional acts that may be necessary or appropriate to transfer, convey, and/or deliver such Acquired Asset to the Buyer. Each Party hereto agrees to use its commercially reasonable efforts to cooperate fully with the other party hereto in assisting it to comply with the provisions of this Section 11(c). Notwithstanding anything contained in this Section 11(c) to the contrary, no Party hereto shall be required to initiate any litigation, make any substantial payment or incur any material economic burden in connection with such party’s obligations under this Section 11(c).

(d) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(e) Entire Agreement. This Agreement (including the Ancillary Agreements and the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

(f) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and assigns.

(g) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(h) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(i) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then four (4) Business Days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to the Seller:	Callaway Golf Company 2180 Rutherford Road Carlsbad, CA 92008 Attn: Brian Lynch, Vice President and Corporate Secretary Email: BrianL@callawaygolf.com Phone: 760-931-1771

Copy to:	Gibson, Dunn & Crutcher LLP 3161 Michelson Drive Irvine, CA 92612 Attn: Tom Magill Email: tmagill@gibsondunn.com Phone: 949-451-3855

If to Dick’s:	Dick’s Sporting Goods, Inc. 345 Court Street Coraopolis, PA 150108 Attn: David I. Mossé, Senior Vice President and General Counsel Email: David.Mosse@dcsg.com Phone: 724-273-4479

If to ASLI:	American Sports Licensing, Inc. 1011 Centre Road, Suite 339 Wilmington, DE 19805 Attn: Darrell Lane, VP/ Asst. Treasurer Email: DLane@Belfint.com Phone: 302-573-3947

Copy to (for both ASLI and Dick’s):	Greenberg Traurig, LLP 77 W. Wacker Dr. Suite 3100 Chicago, IL 60601 Attn: Mark Galis Email: Galism@gtlaw.com Phone: 312-456-6589

All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by facsimile, by nationally recognized private courier, or by United States mail. Notices shall not be deemed to have been duly given unless and until they are actually received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

(j) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the Commonwealth of Pennsylvania without giving effect to any choice or conflict of law provision or rule.

(k) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any such prior or subsequent occurrence.

(l) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(m) Expenses. Each of the Buyer, on the one hand, and the Seller, on the other hand, will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

(n) No Presumption Against the Drafting Party. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

(o) Construction. As used herein, the singular shall include the plural, the masculine gender shall include the feminine and neuter and the neuter gender shall include the masculine and feminine unless the content otherwise indicates. Information contained in any Schedule shall be deemed contained in each and every other Schedule without requiring repetition thereof. The terms “include,” “includes” and “including” shall be deemed to be followed by “without limitation.” Any date specified for action that is not a Business Day shall mean the first Business Day after such date. Any reference to a Person shall be deemed to include such Person’s successors and permitted assigns. References to money refer to legal currency of the United States of America. Unless expressly stated otherwise, whenever a Person is to determine that something is “satisfactory to,” “acceptable to,” or “to the satisfaction of” such Person, the determination may not be made in bad faith.

(p) References. References to Sections are intended to refer to Sections of this Agreement, and all references to Exhibits and Schedules are intended to refer to Exhibits and Schedules attached to this Agreement, each of which is made a part of this Agreement for all purposes. Any reference to any document or documents shall be deemed to refer to such document or documents as amended, modified, supplemented or replaced from time to time in accordance with the terms thereof. References to Laws refer to such Laws as they may be amended from time to time, and references to particular provisions of a law include any corresponding provisions of any succeeding Law. The words “herein,” “hereof” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular Section or subsection of this Agreement.

(q) Disclosures Generally. Notwithstanding anything to the contrary contained in the Disclosure Schedule or in this Agreement, the information and disclosures contained in any Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other Disclosure Schedule as though fully set forth in such Disclosure Schedule for which applicability of such information and disclosure is reasonably apparent on its face. The fact that any item of information is disclosed in any Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or other similar terms in this Agreement.

(r) Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Pittsburgh, Pennsylvania, in any action or proceeding arising out of or relating to this Agreement or the Ancillary Agreements and agrees that all claims in respect of the Action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any Action or proceeding arising out of or relating to this Agreement or the Ancillary Agreements in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any Action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 11(i) above. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity.

(s) Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(t) Personal Liability. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of the Seller or the Buyer or any officer, director, employee, representative or investor of any Party hereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

AMERICAN SPORTS LICENSING, INC.

By:	/s/ Timothy E. Kullman
Name:	Timothy E. Kullman
Title:	President

DICK’S SPORTING GOODS, INC.

By:	/s/ Timothy E. Kullman
Name:	Timothy E. Kullman
Title:	Executive Vice President — Finance, Administration and Chief Financial Officer

CALLAWAY GOLF COMPANY

By:	/s/ Bradley J. Holiday
Name:	Bradley J. Holiday
Title:	Senior Executive Vice President and Chief Financial Officer

List of omitted exhibits:

Exhibit A – Bill of Sale

Exhibit B – Assignment of Domain Names

Exhibit C-1 – Assignment of Patents (U.S. and Canada)

Exhibit C-2 – Assignment of Patents (International)

Exhibit D-1 – Assignment of Trademarks (U.S. and Canada)

Exhibit D-2 – Assignment of Trademarks (International)

Exhibit E – License Agreement

1